TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

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March 27, 2008

Exhibit 8.1

Dynex Capital, Inc.
4551 Cox Road
Suite 300
Glen Allen, Virginia 23060

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (“Dynex”), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the issuance and sale by Dynex from time to time, pursuant to Rule 415 (“Rule 415”) of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities with a proposed maximum aggregate offering price of up to $1,000,000,000:  (1) shares of common stock, $0.01 par value per share (the “Common Stock”); (2) shares of preferred stock, $0.01 par value per share, to be issued in one or more series (the “Preferred Stock”); (3) debt securities, in one or more series, any series of which may be either senior debt securities or subordinated debt securities (collectively, the “Debt Securities”); and (4) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”).

You have requested our opinion regarding Dynex’s qualification  as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its 2006 taxable year.  Unless otherwise stated, all section references herein are to the Code. In addition, you have requested our opinion with respect to whether Dynex’s organization and contemplated method of operations are such as to enable it to continue to qualify as a REIT for its 2007 taxable year and subsequent taxable years.

Dynex has a number of wholly-owned subsidiaries (“qualified REIT subsidiaries”), the income, liabilities, and assets of which are consolidated with those of Dynex for U.S. federal income tax purposes.  This letter refers to Dynex, together with

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TROUTMAN SANDERS LLP
          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

such subsidiaries, as “Consolidated Dynex.”  In connection with the opinions rendered below, we have examined the following:

1.           The Articles of Incorporation of Dynex, as amended;

2.           The bylaws of Dynex as amended and restated on June 15, 2006;

3.           Consolidated Dynex’s federal income tax returns for its taxable years 2001, 2002, 2003, 2004, 2005 and 2006; and

4.           The prospectus included in the Registration Statement with which this letter has been filed.

In connection with the opinions rendered below, we have assumed that:

1.           Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended;

2.           During Consolidated Dynex’s 2007 taxable year and subsequent taxable years, it will continue to conduct its affairs in a manner that will make the representations set forth below true for such years;

3.           Neither Dynex nor any subsidiary of Dynex will make any amendments to its organizational documents after the date of this opinion that would affect Consolidated Dynex’s qualification as a REIT for any taxable year; and

4.           No actions will be taken by Consolidated Dynex or any subsidiary of Dynex after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

Furthermore, we have relied upon the correctness of the following representations of Consolidated Dynex and its authorized representatives that, at all times relevant hereto:

From the date Dynex and Consolidated Dynex were organized through the date hereof:

1.	Dynex has been managed by one or more trustees or directors.

2.           Neither Dynex nor any subsidiary thereof has ever been subject by law to the supervision or examination by state, or federal authorities having supervision over banking institutions.

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          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

3.           Neither Dynex nor any subsidiary thereof has ever been a savings institution chartered or supervised as a savings and loan or similar association under federal or state law.

4.           Neither Dynex nor any subsidiary thereof has ever been a small business investment company operating under the Small Business Investment Act of 1958.

5.           Neither Dynex nor any subsidiary thereof was created by or pursuant to an act of a state legislature for purposes of promoting, maintaining, and assisting the economy and industry within a state on a regional or state-wide basis by making loans to be used in trades or businesses which would generally not be made by banks within such region or state in the ordinary course of business.

6.           Neither Dynex nor any subsidiary thereof was an insurance company to which Subchapter L of the Code applies.

7.           Beneficial ownership of the shares of Dynex (the “Shares”) was held by 100 or more persons.

8.           Dynex is a self-managed entity and its Shares, subject to certain excess share limitations, are transferable.

9.           At no time during the last half of any taxable year was more than 50% in value of the outstanding stock of Dynex owned, directly or indirectly, by or for five or fewer individuals.  For this purpose, the Shares are treated as owned indirectly by or for an individual if such individual would be treated as owning such Shares under section 544 as modified by section 856(h).

10.           Consolidated Dynex’s election to be treated as a REIT was properly made, has not been revoked, and Dynex has not been notified that such election has been terminated.

11.           At the close of each quarter of each taxable year seventy-five percent (75%) or more of the value of Consolidated Dynex’s total assets consisted of cash and cash items (including receivables arising in the ordinary course of Consolidated Dynex’s operations), government securities, and real estate assets (including interests in real property, interests in mortgages on real property, and interests in REMICs to the extent provided in section 856(c)(5)(E)), and shares or transferable certificates of beneficial interest in other qualified REITs) (the “75% test”).

12.           With respect to any consumer installment loans on manufactured housing, which are assets of Consolidated Dynex as described in paragraph 11 immediately above,

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          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

that the associated manufactured housing units are secured to a site and are inherently permanent structures.

13.           Except with respect to a taxable REIT subsidiary, not more than five percent (5%) of the value of Consolidated Dynex’s total assets consisted of securities of any one issuer unless such securities are treated as real estate assets under the 75% test.

14.           Except with respect to a taxable REIT subsidiary, Consolidated Dynex does not own, and has not owned, more than ten percent (10%) of the total outstanding voting securities of any other corporation (or entity treated as a corporation for federal income tax purposes) at any point in time since the formation of Dynex, excluding for purposes of this representation such securities treated as real estate assets under the 75% test.

15.           Except with respect to a taxable REIT subsidiary, Consolidated Dynex does not own, and has not owned, more than ten percent (10%) of the total value of the outstanding securities of any other corporation (or entity treated as a corporation for federal income tax purposes) at any point in time since the formation of Dynex, excluding for purposes of this representation such securities treated as real estate assets under the 75% test.

16.           Consolidated Dynex did not receive or accrue any rents (other than an inmaterial amount received from sublease tenants) from either real or personal property.

17.           Consolidated Dynex did not receive or accrue as income, directly or indirectly, any interest or other amount determined in whole or in part with reference to the income or profits derived by any person (excluding interest (A) based solely on a fixed percentage or percentages of receipts or sales or (B) to the extent described in section 856(f)(2)).

18.           Consolidated Dynex did not own any mortgage whose terms entitled it to receive a specified portion of any gain realized on the sale or exchange of the real property securing the mortgage or any gain that would be realized if such property were sold on a specified date (i.e. shared appreciation mortgages).

19.           At least seventy-five percent (75%) of Consolidated Dynex’s gross income (excluding gross income from prohibited transactions) for any taxable year was derived from:

(a)           interest on obligations secured by mortgages (including consumer installment loans on manufactured housing) on real property or on interests in real property,

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          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

(b)           gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which was not held as inventory or primarily for sale to customers in the ordinary course of its trade or business,

(c)           dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs,

(d)           abatements and refunds of taxes on real property,

(e)           income and gain derived from foreclosure property,

(f)           amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property, or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property),

(g)           gain from the sale or other disposition of real estate assets which is not a prohibited transaction solely by reason of section 857(b)(6), and

(h)           income which was attributable to stock or debt instruments acquired through the temporary investment of new capital and received or accrued during the one year period beginning on the date on which Consolidated Dynex received such capital.

20.           At least ninety-five percent (95%) of Consolidated Dynex’s gross income (excluding gross income from prohibited transactions) for any taxable year was derived from:

(a)           sources which satisfy the seventy-five percent (75%) income test described in paragraph 19 above,

(b)           dividends, and

(c)           interest.

21.           For each taxable year, the deduction for dividends paid during the taxable year (determined  without regard to capital gains dividends) equaled or exceeded (i) the sum of ninety percent (90%) of Consolidated Dynex’s real estate investment trust taxable income for the taxable year (determined without regard to the deduction for dividends paid and excluding any net capital gains), and ninety percent (90%) of the excess of the

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          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

net income from  foreclosure property over the tax imposed on such income by section 857(b)(4)(A), minus (ii) any excess noncash income as determined under section 857(e).

22.           All distributions paid by Consolidated Dynex with respect to its Shares were pro rata with no preference to any share of stock as compared to any other shares of the same class and with no preference (other than as required under the Amended Articles of Incorporation of Dynex between its common and preferred stock) to one class of stock as compared to another class.

23.           As of the close of any taxable year, Consolidated Dynex had no earnings and profits accumulated in any non-REIT year.

24.           During its taxable year 2006, Dynex has had at least 2000 shareholders of record of its Shares on any dividend record date.  Since 2001, Dynex had at least 2000 shareholders of record of its Shares in any dividend record date.

25.           Promptly after the end of each taxable year, Dynex demanded written statements from shareholders of record who on any dividend record date owned 5% or more of the Shares disclosing (i) the actual owners of the Shares (those persons required to include Dynex’s dividends in gross income), (ii) and the maximum number of Shares (including the number and face value of securities convertible into Shares) that were considered owned, directly or indirectly (within the meaning of section 544 as modified by section  856(h)) by each of the actual owners of the Shares.

26.           Dynex maintained the information received with respect to such written demands in its filing district available for inspection by the Internal Revenue Service at any time.

27.           Dynex maintained sufficient records to show that it complied with the 75% test described at paragraph 11 above for all taxable years in its filing district available for inspection by the Internal Revenue Service at any time.

28.           Dynex has owned all the stock of each qualified REIT subsidiary at all times during the period of such corporation's existence.

29.           Dynex and SMFC Funding Corporation (“SMFC”) have properly and timely made a joint election to treat SMFC as a taxable REIT subsidiary.  Dynex has not made any other election to treat any other corporation as a taxable REIT subsidiary.

30.           Not more than twenty percent (20%) of the value of Consolidated Dynex’s total assets consisted of the securities of one or more taxable REIT subsidiaries.

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          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

31.           Since its inception Consolidated Dynex has adopted a calendar year accounting period.

32.           During its 2007 taxable year and subsequent taxable years, Consolidated Dynex expects to continue to satisfy all of the representations described in paragraphs 1 through 31 above.

As used herein, the term “prohibited transaction” means the sale or other disposition of property held as inventory or primarily for sale to customers in the ordinary course of Consolidated Dynex’s trade or business.  The term “foreclosure property” means any real property (including interests in real property) and any personal property incident to such real property, acquired by Consolidated Dynex as the result of its having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of such property or on an indebtedness which such property secured.  Such term does not include property acquired by Consolidated Dynex as a result of indebtedness arising from the sale or other disposition of property held as inventory or for sale in the ordinary course of Consolidated Dynex’s trade or business which was not originally acquired as foreclosure property.

Based solely on the documents, assumptions, and representations set forth above, and without further investigation, we are of the opinion that Consolidated Dynex qualified as a REIT in its 2006 taxable year and that its organization and contemplated method of operation are such that it will continue to so qualify for its 2007 taxable year and subsequent taxable years.  Except as described herein we have performed no further due diligence and have made no efforts to verify the accuracy or genuineness of the documents, assumptions, and representations set forth above.

The ability of Consolidated Dynex to qualify as a REIT for subsequent taxable years will depend on future events, some of which are not within the control of Consolidated Dynex.  Additionally, it is not possible to predict whether the statements, representations, warranties or assumptions on which we have relied to issue this opinion will continue to be accurate in the future.  We will not review Consolidated Dynex’s compliance with the documents or assumptions, or the representations set forth above.  Accordingly, no assurance can be given that the actual results of Consolidated Dynex’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on current provisions of the Code and Treasury Regulations promulgated thereunder, published administrative interpretations thereof, and published court decisions, any of which may be changed at any time, possibly with retroactive effect (collectively “Law”).  The Internal Revenue Service has not yet issued Regulations or administrative interpretations with respect to various provisions of the

TROUTMAN SANDERS LLP
          ATTORNEYS AT LAW

Dynex Capital, Inc.
March 27, 2008

Code relating to REIT qualification.  No assurance can be given that the Law will not change in a way that will prevent Consolidated Dynex from qualifying as a REIT or that the Internal Revenue Service will not disagree with this opinion.

This opinion is limited to the federal tax laws of the United States of America and is expressed as of the date hereof.  This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters.  This opinion is further limited in that it does not purport to opine on the federal income tax consequences that may result to the extent that any of the representations or assumptions contained in this opinion are not true or there has been an adverse change in the Law.  We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in Law which hereafter occurs.  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. This opinion letter is solely for the information and use of the addressee and may not be relied upon, quoted, or otherwise used for any purpose by any other person without our express prior written consent.

We consent to the references to this firm in the prospectus filed with the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement in which the prospectus is included.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ TROUTMAN SANDERS LLP